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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-63707


                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                       2,533,803 SHARES OF COMMON STOCK

                           BRADLEY REAL ESTATE, INC.

  Bradley Real Estate, Inc., a Maryland corporation (the "Company"), hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide both interested new investors as well as existing owners of the Company's stock (including the Company's common stock (the "Common Stock"), 8.4% Series A Convertible Preferred Stock ("Series A Preferred Stock") and other classes of equity securities outstanding from time to time (collectively, the "Company Stock")) and existing owners of limited partner units of Bradley Operating Limited Partnership (the "Operating Partnership") with an economical and convenient method to purchase shares of Common Stock under the stock purchase provision of the Plan (the "Stock Purchase Program"). The Plan also permits share owners to designate all, a portion or none of the cash dividends on their newly purchased Common Stock and cash dividends on their existing Company Stock or distributions from the Operating Partnership for reinvestment in shares of Common Stock through the dividend reinvestment provisions of the Plan (the "Dividend Reinvestment Program"). Some of the significant features of the Plan are as follows:

  . Participants (as defined in Questions 2 and 5) may purchase additional shares of Common Stock at a 3% discount (subject to change) by automatically reinvesting all or a portion of their cash dividends on Company Stock in the Dividend Reinvestment Program. See Question 12.

  . Participants may also purchase shares of Common Stock at a discount (ranging from 0% to 3% as determined by the Company in its sole discretion from time to time) by making optional cash payments of $100 to $10,000 per quarter. See Question 17.

  . Optional cash payments in excess of $10,000 may be made with the permission of the Company. Such purchases may be priced at a discount ranging from 0% to 3% as determined by the Company in its sole discretion from time to time. See Question 17.

  . Common Stock will be purchased by the Agent (as defined in Question 4) directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company, to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

  . Owners of shares currently enrolled in the Company's previous Dividend Reinvestment Plan will automatically be enrolled in this Plan. Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Share owners who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the shares held in their Plan account ("Plan Shares") be sold by the Agent. See Question 27.

  . Owners of Company Stock held in their own name ("Record Owners") may participate directly. Owners of shares in bank, broker or other nominee names (a "Beneficial Owner") may participate in the Plan by requesting that the bank, broker or other nominee reinvest dividends and/or make optional cash payments on the Beneficial Owner's behalf. Alternatively, Beneficial Owners may ask their bank, broker or other nominee to transfer the shares into the Beneficial Owner's own name and then participate directly. See Questions 6 and 8.

  The shares of Common Stock, both those outstanding and those offered hereby, as well as other shares of Company Stock, are subject to repurchase by the Company under certain conditions and are subject to certain restrictions on ownership and transferability which prohibit, subject to certain exceptions, any person, directly or indirectly (after application of certain constructive ownership rules), from owning shares that are, or are convertible into, more than 9.8% of the number of outstanding shares of Common Stock or that have a value in excess of 9.8% of the value of all outstanding shares of Company Stock.

  The Company will bear the costs relating to the registration of the Common Stock being offered hereby, estimated to be approximately $100,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1998.
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                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Plan Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "BTR", and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. In addition, the Company's charter imposes limitations on the ownership and transfer of the Company's capital stock. The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so designated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to:
Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Telephone requests may be directed to Ms. Dunn at (847) 272-9800.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-10328) are incorporated herein by reference:

  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, and all amendments thereto;

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  (c) The Company's Current Reports on Form 8-K filed on January 28, 1998, February 20, 1998, June 2, 1998, June 17, 1998, June 24, 1998, August 7, 1998
and September 24, 1998; and

  (d) The description of the Company's Common Stock contained or incorporated by reference in its Registration Statement on Form 8-A filed with the Commission on August 8, 1994, including any amendments thereto.

                                       2
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  All other reports and documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such reports and documents. Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be mailed to Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Telephone requests may be directed to Ms. Dunn at (847) 272-9800.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

  Bradley Real Estate, Inc. is a fully-integrated real estate operating company, which owns and operates community and neighborhood shopping centers in the Midwest region of the United States. Title to such properties is held by or for the benefit of Bradley Operating Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner and the owner of a substantial majority of the economic interests, which economic interests are represented by units of partnership interest that have substantially identical economic rights as the economic rights of Company Stock. The Company has elected to qualify as a real estate investment trust ("REIT") for federal income tax purposes since its organization in 1961 and is the nation's oldest continuously qualified REIT.

  The Company is incorporated under the laws of the State of Maryland. Its offices are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

  Additional information regarding the Company, including the audited consolidated financial statements of the Company and descriptions of the Company and the Operating Partnership, is contained in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" above.

                                USE OF PROCEEDS

  The Plan will raise additional capital for the Company to the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares (rather than shares acquired in the open market). The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. The Company is required by the terms of the partnership agreement of the Operating Partnership to contribute the net proceeds of any sale of Common Stock to the Operating Partnership in exchange for additional units of partnership interest in the Operating Partnership. The Operating Partnership intends to use the net proceeds from the Company's sale of Common Stock for one or more of the following: repayment of indebtedness, the acquisition and development of additional shopping centers, the improvement or maintenance of already owned shopping centers and general corporate purposes.

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                                SUMMARY OF PLAN

  The Plan provides current owners of Company Stock and holders of limited partner units ("Units") of the Operating Partnership and interested new investors in the Company with an economical and convenient method of investing cash dividends or distributions and optional cash payments of $100 to $10,000 per quarter in shares of Common Stock at a discount from the Market Price (as defined in Question 12) and without payment of any brokerage commission or service charge except when shares are purchased on the open market. See Questions 12 and 21. Such optional cash purchases may be made monthly provided that each purchase is for at least $100 and that the aggregate purchases by any one Participant during a quarter do not exceed $10,000. In addition, optional cash payments in excess of the $10,000 quarterly limit may be invested in shares at a discount from the Market Price in cases where the Company, at its discretion, approves a Request for Waiver for such stock purchases (see below and Question 17). Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount (as defined in Question 17 and discussed below), the Company will provide Participants with written notice via an appropriate press release of a change in the applicable discount at least 30 calendar days prior to the relevant Record Date (as defined in Question 13) for dividend reinvestments or the Investment Date (as defined in Question 18) for optional cash payments.

  Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum quarterly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest. For stock purchased with optional cash payments, Participants may elect to have the certificates for such shares sent to them free of charge or retained by the Agent for safekeeping, and additional Common Stock certificates may be sent to the Agent for safekeeping without payment of any fee. See Question 24. Participants may also request that any or all shares held in the Plan be sold by the Agent on behalf of such Participants for a nominal fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares, all of which will be deducted by the Agent and the balance sent to the Participant. See Question 27.

  Should the Company choose to allow purchases in excess of the $10,000 quarterly limit, it will first designate a discount of 0% to 3% (the "Waiver Discount") from the Market Price for the investment of optional cash payments that exceed $10,000. Each month, at least five (5) business days prior to the Optional Cash Payment Due Date (as defined in Question 18), the Company will establish the Waiver Discount and Threshold Price (as defined in Question 17), applicable to all optional cash payments made that month that exceed the $10,000 quarterly limit, or may choose not to offer an opportunity for such waivers for that month. Interested Participants may then call (847) 562-4102 to receive notice of the designated Waiver Discount and Threshold Price, if any, for that month. See Schedule A for a list of expected dates by which the Threshold Price and Waiver Discount will be set in 1998, 1999 and 2000. The Participant must then seek permission to exceed the normal $10,000 limit via submission of the Request for Waiver form. If approved by the Company, full payment along with a copy of the approved Request for Waiver form must be received by the Agent by the Optional Cash Payment Due Date. See Question 17 for further information about this aspect of the Plan. The Waiver Discount and Threshold Price, which may vary each month, will be established in the Company's sole discretion. With respect to optional cash payments that exceed $10,000, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, 1/10 of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $10,000 in a quarter and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or Threshold Price, if any.

  The Company may grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Company Stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waiver have been submitted and the administrative constraints associated with granting such Requests for Waiver. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan may be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, could be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted it is expected that a greater number of shares will be issued under the Stock Purchase Program of the Plan as opposed to the Dividend Reinvestment Program of the Plan. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no pre-established maximum limit on the number of shares that may be purchased pursuant to approved Requests for Waiver.

  Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the Stock Purchase Program of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends or optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume and share price of the Common Stock. Financial intermediaries or other participants that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of long-term investors in the Company and not for purchasers who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                   THE PLAN

  The Company has had in effect a prior Dividend Reinvestment and Share Purchase Plan for many years. On September 15, 1998, the Board of Directors voted to increase the number of shares of Common Stock available for sale by the Company under a Dividend Reinvestment and Stock Purchase Plan and to replace the prior plan with the Plan as set forth below. This Plan provides for the investment of cash dividends and sales of shares of Common Stock on substantially the same terms and conditions as the prior plan, except that the prior plan limited participation to current share owners, limited optional cash payments to $2,500 per quarter, did not provide for possible waivers pursuant to Requests for Waivers and did not authorize the Company to change the applicable discount or to cause the Agent to purchase shares in open market transactions. The following questions and answers explain and constitute the Plan. Share owners who do not participate in the Plan will receive cash dividends, as declared and paid in the usual manner.

                                    PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

  The primary purpose of the Plan is to provide current share owners of Company Stock (both Common Stock and Series A Preferred Stock, as well as any additional class or series of capital stock that the Company may designate and issue in the future) and holders (other than the Company) of Units in the Operating Partnership, as well as interested new investors, with an economical and convenient method of increasing their investment in the Company. Current share owners and holders of Units are permitted to invest cash dividends or distributions in additional shares of Common Stock without payment of any brokerage commission or service charge, unless shares are purchased on the open market, and, if determined by the Company, at a discount from the Market Price (as defined in Question 12). Current share owners and holders of Units, as well as new investors, may also invest optional cash payments in shares of Common Stock without payment of any brokerage commission

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or service charge, unless shares are purchased on the open market, and, if determined by the Company, at a discount from the Market Price. See Questions 5 and 6 for a description of the share owners and holders of Units who are eligible to participate in the Plan and methods for Beneficial Owners and current non-owners to become eligible to participate. To the extent shares are purchased from the Company under the Plan, the Company will receive additional funds for use as described above under "Use of Proceeds."

  The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Stock Purchase Program. See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers.

  However, the Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading volume or share price of the Company's Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume and possibly the share price of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                       OPTIONS AVAILABLE TO PARTICIPANTS

2. WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

  Dividend Reinvestment Program. Owners of Company Stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Stock Purchase Program described below (each a "Participant"; see also Question 5 regarding the definition of a "Participant") may elect to have all, a portion or none of their cash dividends paid on their shares of Company Stock automatically reinvested in additional shares of Common Stock through the Dividend Reinvestment Program. Cash dividends are paid on Company Stock when and as declared by the Company's Board of Directors, generally on a quarterly basis. See "Dividends." Subject to the availability of shares of Common Stock registered for issuance under the Plan (and to the limits on overall ownership of Company Stock set forth in the Company's charter), there is no limitation on the amount of dividends a Participant may reinvest under the Dividend Reinvestment Program.

  Holders of Units of the Operating Partnership who enroll as Participants in the Plan may also elect to have all or a portion of their quarterly distributions from the Operating Partnership automatically reinvested in shares of Common Stock of the Company. The discussion in the following Questions in this Prospectus relating to the options available to share owners of the Company and to the mechanics and timing relating to the reinvestment of dividends on Company Stock is also applicable to the options available to holders of Units of the Operating Partnership and to the mechanics and timing of the reinvestment of quarterly distributions from the Operating Partnership.

  Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of Common Stock, subject to a minimum purchase of $100 and a maximum quarterly purchase limit of $10,000. The maximum limit is subject to waiver at the Company's discretion. See Question
17. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared. Participants are not required to enroll any shares of Common Stock purchased through the Stock Purchase Program into the Dividend Reinvestment Program but may designate all or a portion of such shares for such participation on the Authorization Form if desired.

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                         ADVANTAGES AND DISADVANTAGES

3. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

ADVANTAGES

  (a) The Plan provides Participants with the opportunity to reinvest cash dividends and distributions paid on all or a portion of their shares of Company Stock or Units of the Operating Partnership in additional shares of Common Stock without payment of any brokerage commission or service charge, unless shares are purchased on the open market, and at a discount, which is currently 3% and is subject to change by the Company. See Question 12. The Company will provide Participants with written notice via an appropriate press release of any change in the applicable discount at least 30 calendar days prior to the relevant Record Date (as defined in Question 13). See Question 12.

  (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of Common Stock at a discount from the Market Price (ranging from 0% to 3% to be determined by the Company in its sole discretion) and without payment of any brokerage commission or service charge, unless shares are purchased on the open market. The Participant may designate all, a portion or none of such purchased shares to be enrolled in the Dividend Reinvestment Program. The Company will provide Participants with written notice via an appropriate press release of any change in the applicable discount at least 30 calendar days prior to the relevant Investment Date (as defined in Question 18). See Question 12.

  (c) All cash dividends paid on Participants' Plan Shares enrolled in the Dividend Reinvestment Program can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Participants' Plan accounts.

  (d) The Agent, at no charge to the Participants, provides for the safekeeping of stock certificates for common shares credited to each Plan account.

  (e) A Participant may also elect to deposit with the Agent certificates for such Participant's other shares of Common Stock registered in his or her name for safekeeping without charge. Because the Participant bears the risk of loss in sending certificates to the Agent, certificates should be sent by registered mail, return receipt requested and properly insured, to the address specified in Question 35. If certificates are later issued either upon request of the Participant or upon termination of participation, new certificates will be issued.

  (f) Periodic statements reflecting all current activity, including purchases of Plan Shares and the most recent Plan account balance, simplify
Participants' record keeping. See Question 22 for information concerning reports to Participants.

DISADVANTAGES

  (a) No interest will be paid to Participants by the Company or the Agent on dividends or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum quarterly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver may also be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

  (b) With respect to shares acquired from the Company, the actual number of shares to be issued to the Participant or the Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, Participants will not know the actual price per share or number of shares they have purchased.

  (c) With respect to shares acquired from the Company, while the Plan currently provides for a discount for reinvested dividends and optional cash payments, the Participant's purchase price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date (as defined in Questions 11 and 18) when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to share owners. See Question 40.

  (d) Because optional cash payments must be received by the Agent by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 11 and 18 through 20 for detailed information.

  (e) Resales of shares of Common Stock credited to a Participant's Plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Agent (if such resale is made by the Agent at the request of a Participant), plus any brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

  (f) Shares of Common Stock deposited in the Participant's Plan account cannot be pledged until such shares are withdrawn from the Plan. See Question 38.

                                ADMINISTRATION

4. WHO ADMINISTERS THE PLAN?

  The Company has retained BankBoston, N.A. as plan administrator (the "Agent"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Certificates for shares of Common Stock purchased pursuant to the Stock Purchase Program but not designated for investment in the Dividend Reinvestment Program will be sent to the Participant or held by the Agent, at the Participant's discretion, free of charge. Plan Shares designated for investment in the Dividend Reinvestment Program will be held by the Agent and registered in the Agent's name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan Shares, the Agent will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants' Plan accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional shares of Common Stock according to the portion of the Participants' shares of Company Stock designated to participate in the Dividend Reinvestment Program. Any remaining portion of cash dividends not designated for reinvestment will be sent to the Participant. See Question 9. If the Agent resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

  The Agent also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock and Series A Preferred Stock.

                                 PARTICIPATION

  For purposes of this section, responses are generally directed (a) to existing share owners, according to the method by which their shares are held, or (b) to investors who are not currently share owners but would like to make an initial purchase of Common Stock to become a Participant (including owners of Units of the Operating Partnership). Existing share owners are either Record Owners or Beneficial Owners. A Record Owner is a share owner who owns shares of Company Stock in his or her own name. A Beneficial Owner is a share owner who beneficially owns shares of Company Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a bank, broker or other nominee). A RECORD OWNER MAY PARTICIPATE DIRECTLY IN THE PLAN, WHEREAS A BENEFICIAL OWNER WILL EITHER HAVE TO BECOME A RECORD OWNER BY HAVING ONE OR MORE SHARES TRANSFERRED INTO HIS OR HER OWN NAME OR COORDINATE HIS OR HER PARTICIPATION IN THE PLAN THROUGH THE BANK, BROKER OR OTHER NOMINEE IN WHOSE NAME THE BENEFICIAL OWNER'S SHARES ARE HELD. For more detailed information and instructions, see Questions 5 and 6.

5. WHO IS ELIGIBLE TO PARTICIPATE?

  Record Owners. All Record Owners of Company Stock are eligible to participate directly in the Plan. Owners (other than the Company) of Units of the Operating Partnership are also eligible to participate directly.

  Beneficial Owners. In order to participate directly in the Dividend Reinvestment Program of the Plan, a Beneficial Owner must become a Record Owner by having one or more shares transferred into his or her own name from that of the applicable bank, broker or other nominee. Alternatively, a Beneficial Owner may seek to arrange with the bank, broker or other nominee who is the Record Owner to participate on the Beneficial Owner's behalf.

  Non-owners. Individuals who do not presently own any Company Stock (as either a Record Owner or Beneficial Owner) may participate in the Plan by making an initial purchase of Common Stock through the Stock Purchase Program.

  Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

  In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended the "Code"). The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Company's charter. Such restrictions prohibit, subject to certain exceptions, any person, directly or indirectly (after application of certain constructive ownership rules), from owning shares that are, or are convertible into, more than 9.8% of the number of outstanding shares of Common Stock or that have a value in excess of 9.8% of the value of all outstanding shares of Company Stock. Any attempted transfer or acquisition of any Company stock that would create a direct or indirect ownership of Company stock in excess of this limit or otherwise result in disqualification of the Company as a REIT will be null and void. The Company's charter provides that Company stock subject to this limitation is subject to various rights of the Company to enforce this limitation, including conversion of the shares into nonvoting stock and transfer to a trust. The above summary of the ownership limitation is qualified in its entirety by reference to the Company's charter, as amended from time to time. The Company reserves the right to invalidate any purchases made under the Plan that, in the Company's sole discretion, may violate the 9.8% ownership limits. Any grant of a Request for Waiver, as more fully described in Question 17, shall not be deemed to be a waiver of such ownership limits.

6. HOW DOES AN ELIGIBLE PERSON PARTICIPATE?

  Record Owners may join the Plan by completing and signing an Authorization Form and returning it to the Agent. Authorization Forms may be obtained at any time by telephoning the Agent at (888) 697-7873. Additionally, each owner of shares currently enrolled in the Company's prior Dividend Reinvestment Plan will automatically be enrolled in this Plan unless such owner specifically notifies the Agent to the contrary.

  Beneficial Owners who wish to join the Plan must instruct their bank, broker or other nominee to arrange participation in the Plan on the Beneficial Owner's behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Agent with the information necessary to allow the Beneficial Owner to participate in the Plan. Should the Beneficial Owner wish to participate in the Stock Purchase Program, a Broker and Nominee Form ("B&N Form") must also be sent to the Agent for the bank, broker or other nominee to participate in the Stock Purchase Program on behalf of the Beneficial Owner. See Question 8. To facilitate participation by Beneficial Owners, the Company has made arrangements with the Agent to reinvest dividends and accept optional cash payments under the Stock Purchase Program by Record Owners such as brokers, banks and other nominees, on behalf of Beneficial Owners.

Interested Beneficial Owners are cautioned to insure that the broker, bank or other nominee passes along the proceeds of any applicable discount to the beneficiary's account.

  Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reregistered by the bank, broker or other nominee in the Beneficial Owner's own name as Record Owner in order to directly participate in the Plan.

  Non-owners may join the Plan as a Record Owner by making an initial investment in an amount of at least $100 up to $10,000 (unless the maximum limit is specifically waived by the Company, as discussed in Question 17). The non-owner may request an Initial Purchase Form by telephoning the Agent at
(888) 697-7873. The new Participant may designate all, a portion or none of the purchased shares to be enrolled in the Dividend Reinvestment Program. The Initial Purchase Form should be returned to the Agent, with payment, on or before the applicable dates discussed below.

  ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM OR INITIAL PURCHASE FORM TO THE AGENT WITHOUT SPECIFYING THE NUMBER OF SHARES TO BE INCLUDED IN THE DIVIDEND REINVESTMENT PROGRAM WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION DESCRIBED BELOW. See Question 7 for other investment option information.

  If an Authorization Form requesting reinvestment of dividends is received by the Agent at least five (5) business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is received less than five (5) business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such share owner or the participating bank, broker or other nominee is still a holder of record. Additionally, for Participants wishing to make optional cash payments to purchase shares under the Stock Purchase Program, full payment must be received by the Agent by the Optional Cash Payment Due Date. In the case of current non-owners making an initial investment to become Participants, both the Initial Purchase Form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date. See also Questions 7 and 8.

7. WHAT DO THE AUTHORIZATION FORM AND INITIAL PURCHASE FORM PROVIDE?

  Both the Authorization Form and the Initial Purchase Form appoint the Agent as agent for the Participant and directs the Company to pay to the Agent the Participant's cash dividends on the Company Stock owned by the Participant on the applicable Record Date and enrolled in the Dividend Reinvestment Program, and thereafter including all whole and fractional shares of Common Stock credited to the Participant's Plan account as they are added with each reinvestment or optional cash purchase designated for reinvestment. Such cash dividends with respect to shares enrolled in the Dividend Reinvestment Program will be automatically reinvested by the Agent in shares of Common Stock. Any remaining cash dividends not enrolled in the Dividend Reinvestment Program will be paid directly to the Participant.

  Additionally, the Authorization Form and the Initial Purchase Form both direct the Agent to purchase Common Stock with a Participant's optional cash payments, if any, and whether to enroll all, a portion or none of such purchased shares in the Dividend Reinvestment Program. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose bank, broker or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

  A Participant will specify on the Authorization Form or Initial Purchase Form the extent of his or her participation in the Plan by selecting one of the following investment options:

  Full Dividend Reinvestment--Dividends on all shares of Common Stock held by the Participant in the Plan or held in the Participant's own name outside of the Plan will be automatically reinvested; thus, the dividends on all such shares will automatically be reinvested in Common Stock at a discount (see Question 12) from the Market Price. In addition, the Participant may, at his or her discretion, make optional cash payments to be used for purchases of additional Common Stock at a discount from the Market Price (see Question 12), subject to the limitations stated under Question 17.

  Partial Dividend Reinvestment--Except shares for which the Participant has specified he or she is to receive cash dividends, all of the shares of Common Stock held by the Participant in the Plan or outside the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all but the specified shares will automatically be reinvested in Common Stock at a discount (see Question 12) from the Market Price. The Participant may also, at his or her discretion, make optional cash payments to be used for purchases of additional Common Stock at a discount from the Market Price (see Question 12), subject to the limitations stated under Question 17. For information regarding receiving dividend payments, via Automatic Clearing House ("ACH"), the Participant should call the Agent at (888) 697-7873.

  Optional Cash Only--None of the shares of Common Stock held by the Participant in the Plan or outside of the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all shares will be paid to the Participant in cash. However, the Participant may, at his or her discretion, make optional cash payments to be used for purchases of Common Stock at a discount from the Market Price (see Question 12), subject to the limitations stated under Question 17. For information regarding receiving dividend payments, via Automatic Clearing House ("ACH"), the Participant should call the Agent at (888) 697-7873.

  Unless the Participant designates all, a portion or none of such new Plan Shares for enrollment in the Dividend Reinvestment Program, the Participant will be enrolled as having selected the Full Dividend Reinvestment Option.

  Each Participant may select any one of the options desired, and the designated options will remain in effect until a Participant specifies otherwise by indicating a different option on a new Authorization Form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell the Participant's Common Stock (see Questions 26 and 27), or until the Plan is terminated.

  Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Agent at the address set forth in Question 35. Any Authorization Form which is returned to the Agent to change a Participant's investment options will be effective in accordance with the schedule described in the last paragraph of Question 6.

  ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM OR INITIAL PURCHASE FORM TO THE AGENT WITHOUT ELECTING AN INVESTMENT OPTION WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION.

8. WHAT DOES A B&N FORM PROVIDE?

  A Broker and Nominee instruction form ("B&N Form") provides the only means other than redesignation of the stock in the Beneficial Owner's own name, by which a bank, broker or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Agent each time that such bank, broker or other nominee transmits Optional Cash Payments on behalf of a Beneficial Owner. Forms will be furnished at any time upon request to the Agent at the address or telephone number specified in Question 35.

  Prior to submitting the B&N Form, the bank, broker or other nominee for a Beneficial Owner must make arrangements with its securities depository and the Agent in order to participate on behalf of the Beneficial Owner. See Questions 5 and 6.

  THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE AGENT NOT LATER THAN THE OPTIONAL CASH PAYMENT DUE DATE EXCEPT THAT, WHEN USING A REQUEST FOR WAIVER FORM, THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE COMPANY NOT LATER THAN THREE (3) BUSINESS DAYS BEFORE THE APPLICABLE OPTIONAL CASH PAYMENT DUE DATE OR THE PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

  Yes. New investors, Record Owners or the bank, broker or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends will be sent to them in cash. Except for any shares so designated, all of the remaining shares of Common Stock held by the Participant in the Plan or outside the Plan will be subject to automatic dividend reinvestment.

10. WHEN MAY AN ELIGIBLE SHARE OWNER JOIN THE PLAN?

  A Record Owner may join the Plan at any time. A non-owner may join the Plan by making an initial investment of $100 to $10,000 (or more by permission of the Company) when returning the Initial Purchase Form. See Question 7. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11. WHAT ARE INVESTMENT DATES AND WHEN WILL DIVIDENDS OR OTHER MONEY BE
INVESTED?

  Shares purchased under the Plan will be purchased on the "Investment Date" in each month. The Investment Date with respect to the Common Stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date. See Question 18 for detailed information concerning Investment Dates for optional cash payments under the Stock Purchase Program.

  If open market purchases are made by the Agent, such purchases may be made on any securities exchange where shares of Common Stock are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Agent. Neither the Company nor any Participant shall have any authority or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent. However, when open market purchases are made by the Agent, the Agent will use its best efforts to purchase the shares at the lowest possible price.

  Shares will be allocated and credited to Participants' Plan accounts on the appropriate Investment Date.

      NO INTEREST WILL BE PAID TO PARTICIPANTS ON CASH DIVIDENDS PENDING
            INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN.

                        PURCHASES AND PRICES OF SHARES

12. WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN?

  With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), unless shares are purchased on the open market, shares will be purchased directly from the Company for the Plan at a discount from the Market Price (as defined below) established by the Company from time to time (ranging from 0% to 3%). If shares are purchased on the open market for the Plan, Participants may receive a discount from the Market Price, established by the Company from time to time (ranging from 0% to 3%) after including the amount of any brokerage commissions. In the case of open market purchases, in no event will the aggregate amount of (i) any applicable brokerage commissions as described in Question 21 below plus (ii) any discount from the Market Price exceed the lesser of 3% of the fair market value of the Common Stock (a) at the time of purchase or (b) on the Investment Date. In the case of purchases from the Company, in no event will the discount from the Market Price exceed 5% of the fair market value of the Common Stock on the Investment Date.

  Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount, the Company will provide Participants with written notice of a change in the applicable discount via an appropriate press release at least 30 calendar days prior to the relevant Record Date for dividend reinvestments or Investment Date for optional cash payments. To inquire as to the applicable discounts in effect at a given time for reinvested dividends and optional cash payments less than $10,000 per quarter, Participants may telephone the Agent at (888) 697-7873.

  The "Market Price," in the case of shares purchased directly from the Company, will be the greater of (i) the average of the daily high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the "Pricing Period" (i.e., the ten (10) days on which the NYSE is open and for which trades in the Company's Common Stock are reported (each a "Trading Day") immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported) or (ii) the average high and low sales prices, as so computed, of the Common Stock on the Investment Date. In the case of shares purchased on the open market, the "Market Price" will be the weighted average of the actual prices paid (including any brokerage commissions), computed to three decimal places, for all of the Common Stock purchased by the Agent with all Participants' reinvested dividends and optional cash payments for the related month and/or quarter, as applicable.

  If the Company determines that the Agent should purchase shares in open market purchases rather than directly from the Company, neither the Company nor any Participant shall have any authority or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent. However, when open market purchases are made by the Agent, the Agent will use its best efforts to purchase the shares at the lowest possible price.

13. WHAT ARE THE RECORD DATES FOR DIVIDEND REINVESTMENT?

  For the reinvestment of dividends, the "Record Date" is the record date declared by the Company's Board of Directors for such dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the Investment Date. See Question 11 for further details about Investment Dates. Please refer to Questions 11, 18 and 19 for a discussion of the Investment Dates and Optional Cash Payment Due Dates applicable to optional cash payments. See Question 42 for a discussion of the payment dates for dividends.

14. HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

  A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the applicable discounted Market Price (i.e., the Market Price per share as calculated pursuant to the methods described in Question 12, as applicable, minus the relevant discount). The total amount to be invested will depend on the amount of dividends paid on the number of shares owned by the Participant and designated for reinvestment, plus dividends on the Plan Shares in such Participant's Plan account designated for reinvestment and the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

  Plan Shares will be purchased either directly from the Company or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan. Neither the Company nor the Agent will be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company at (847) 562-4102.

16. HOW DOES THE STOCK PURCHASE PROGRAM WORK?

  All current Record Owners and non-owners who have timely submitted signed Authorization Forms or Initial Purchase Forms, as applicable, indicating their intention to participate in this program of the Plan, and Beneficial Owners whose brokers, banks or other nominees have timely indicated their intention to participate in this program (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any quarter, whether or not a dividend is declared. If a bank, broker or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of a B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form, Initial Purchase Form, or a B&N Form, as applicable. Each month the Agent will apply any optional cash payment received from a Participant no later than the Optional Cash Payment Due Date to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Questions 11 and 18) and will enroll all, a portion or none of such shares in the Dividend Reinvestment Program as so directed by the Participant on the Authorization Form, Initial Purchase Form, or B&N Form.

17. WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

  Minimum/Maximum Limits. For any Investment Date, each optional cash payment is subject to a minimum of $100 and a maximum of $10,000 (less any optional cash payments made as of any other Investment Dates in the same calendar quarter). See Question 18 regarding the determination of Investment Dates for optional cash payments. For purposes of these limitations, all Plan accounts under common control, management or representation by a bank, broker or other nominee on a single B&N Form will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum quarterly purchase limit of $10,000, unless such maximum limit has been waived by the Company, will be returned to the Participant without interest at the end of the relevant Pricing Period.

  Threshold Price. At least five (5) business days prior to the Optional Cash Payment Due Date, the Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash payments made pursuant to Requests for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sales price of the Common Stock on the NYSE, or other applicable securities exchange, for each day of the applicable Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for 3 of the 10 days in a Pricing Period, the average sales price for purchases and the optional cash payments which may be invested will be based on the remaining 7 days when the Threshold Price is satisfied. For each day during the Pricing Period for which the Threshold Price is not satisfied, 1/10 of each optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date.

  The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. Neither the Company nor the Agent will be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period.

  Waiver Discount. Each month the Company may establish a discount from the Market Price applicable only to optional cash payments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved Request for Waiver for that month. Setting a Waiver Discount for a particular month will not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash payment and not just the portion that exceeds $10,000. The establishment of a Waiver Discount applies only to optional cash payments made pursuant to a Request for Waiver.

  Request for Waiver. Optional cash payments in excess of the aggregate $10,000 limit per Participant per quarter may be made only pursuant to a Request for Waiver approved by the Company. Participants who wish to submit an optional cash payment in excess of this $10,000 quarterly limit must obtain the prior written approval of the Company, and a copy of such written approval must accompany any such optional cash payment. In order to receive a Request for Waiver Form, Participants should request the form from the Company via facsimile addressed to the Company's Investor Relations Department at (847) 480-1893. At least five (5) business days prior to the applicable Optional Cash Payment Due Date for an Investment Date, the Company will determine whether to establish a Threshold Price and/or a Waiver Discount. This determination will be made by the Company in its discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived, and obtain the Waiver Discount, for the given Pricing Period by telephoning the Company at (847) 562-4102. A Request for Waiver must then be received by the Company via U.S. mail or facsimile addressed to the Company's Investor Relations Department at (847) 480-1893 for that month at least three (3) business days before the Optional Cash Payment Due Date. The Company will then notify the Participant if the Request for Waiver has been approved no later than one business day prior to the Optional Cash Payment Due Date. Please refer to Question 19 for further procedural details with respect to submitting timely payments and the allowable period within which bank clearance must be achieved.

  For a list of expected dates by which the Threshold Price and Waiver Discount will be set in 1998, 1999 and 2000, see Schedule A.

  THE COMPANY HAS SOLE DISCRETION WHETHER TO GRANT ANY APPROVAL FOR OPTIONAL CASH PAYMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider a variety of relevant factors including, but not limited to, transaction costs, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash payments in excess of $10,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company in its sole discretion determines to be appropriate. Each determination shall be final. Subject to the availability of registered shares of Common Stock under the Plan, there is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved Requests for Waiver.

18. WHAT ARE THE DUE DATES AND INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS?

  Optional cash payments will be invested every month on the related Investment Date. The "Optional Cash Payment Due Date" is one business day prior to the commencement of the related Pricing Period and the "Investment Date" is on or about the last business day of each month or, in the case of open market purchases, no later than the tenth business day of the next succeeding month.

  Optional cash payments received by the Agent by the Optional Cash Payment Due Date will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. No interest will be paid by the Company or the Agent on optional cash payments held pending investment. Generally, optional cash payments received after the Optional Cash Payment Due Date will be held for investment on the Investment Date relating to the next applicable Pricing Period; Participants will not earn interest on such optional cash payments pending investment.

19. WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE AGENT?

  Each month the Agent will apply an optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question 18. In order for funds to be invested on the next Investment Date, the Agent must have received a check or money order by the Optional Cash Payment Due Date and such check or money order must have cleared before the related Investment Date. In lieu of a check or money order, participants may make special arrangements for electronic funds transfers ("EFT") from a predesignated account if approved in advance by the Agent (for information regarding payment by EFT, the Participant should contact the Agent at (888) 697-7873). To qualify for this option the Participant must be enrolled by the last day of the month preceding the Investment Date. Funds will be debited from the Participant's account one business day prior to the pricing period. If the Participant makes a payment via EFT, the Participant may be charged fees by the bank initiating the transfer. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "BankBoston, N.A.--Bradley Real Estate, Inc. DRSPP." Checks returned for any reason will not be resubmitted for collection. Please note that third party checks will not be accepted and that the optional cash payments must be in U.S. dollars drawn against a U.S. Bank. In addition, a fee of $25.00 will be charged on any insufficient funds checks or EFTs. The Agent may place a hold on a Participant's account until the fee is received, or the Agent may sell shares from a Participant's account to satisfy the amount.

  NO INTEREST WILL BE PAID TO PARTICIPANTS BY THE COMPANY OR THE AGENT ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID TO PARTICIPANTS ON CASH HELD BY THE AGENT, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE THE OPTIONAL CASH PAYMENT DUE DATE.

  In order for payments to be invested on the Investment Date, in addition to the timely receipt of good funds, the Agent must have received an Authorization Form, the Initial Purchase Form, or a B&N Form, as appropriate. See Questions 6 and 8.

20. MAY OPTIONAL CASH PAYMENTS BE RETURNED?

  Upon telephone or written request to the Agent received at least five (5) business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Agent, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five (5) business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

  Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan except that, if the Company purchases shares on the open market for the Plan, any brokerage commissions will be included in the Market Price prior to calculating the Participant's discount, if applicable. See Question 12. The Company will pay all other costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other shares of Common Stock to the Agent for safekeeping, and there is no fee for this service. However, Participants who request that the Agent sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Agent, any related brokerage commissions and applicable stock transfer taxes.

                            REPORTS TO PARTICIPANTS

22. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

  Each Participant in the Plan will receive an annual statement regarding his or her account. Each Participant will also receive a statement of his or her account following each purchase of additional shares. These statements are the Participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of Common Stock, including the Company's annual report to its share owners, the notice of annual meeting and proxy statement in connection with its annual meeting of share owners and Internal Revenue Service information for reporting dividends paid.

                            DIVIDENDS ON FRACTIONS

23. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

  Yes. Any fractional share held in a Participant's Plan account that has been designated for participation in the Dividend Reinvestment Program of the Plan will receive a proportionate amount of any dividend declared on the Common Stock.

                            CERTIFICATES FOR SHARES

24. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

  Normally, Common Stock purchased for Participants under the Plan will be held in the name of the Agent or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Agent or until participation in the Plan is terminated. At any time, a Participant may request the Agent to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Agent at the address set forth in the answer to Question 35. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

  A Participant may also elect to deposit with the Agent certificates for the Participant's other shares of Common Stock registered in his or her name for safekeeping under the Plan without charge. Because the Participant bears the risk of loss in sending certificates to the Agent, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 35 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new, differently numbered certificates will be issued.

25. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

  Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for those shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request must be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the Plan account. See Question 38.

                          WITHDRAWALS AND TERMINATION

26. WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

  Participants may withdraw from the Plan with respect to all or a portion of the shares held in their Plan accounts at any time. If the request to withdraw is received prior to a dividend Record Date set by the Board of Directors for determining share owners of record entitled to receive a dividend, the request will be processed within five (5) business days following receipt of the request by the Agent.

  If the request to withdraw is received by the Agent on or after a dividend Record Date, but before the payment date, the Agent, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's Plan account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless the share owner re-enrolls in the Plan, which may be done at any time.

  Any optional cash payments which have been sent to the Agent prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Agent at least five (5) business days prior to the Optional Cash Payment Due Date.

27. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

  A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her Plan account must notify the Agent in writing at its address set forth in the answer to Question 35. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued free of charge. A cash payment will be made for any fraction of a share.

  Upon withdrawal from the plan, a Participant may also request in writing that the Agent sell all or part of the shares credited to his or her Plan account. The Agent will sell the shares as requested generally within five (5) business days following receipt of the request for sale. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Agent, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five (5) business days of the sale.

28. ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

  Participation in the Plan will be terminated if the Agent receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative at least five (5) business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payment Due Date for such payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Agent less than five (5) business days before the next Record Date or Optional Cash Payment Due Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's Plan Shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

                               OTHER INFORMATION

29. WHAT HAPPENS TO A PARTICIPANT'S PLAN SHARES IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMPANY STOCK REGISTERED IN THE PARTICIPANT'S NAME?

  If a Participant who is a Record Holder sells or transfers all of the shares registered in the Participant's name, the Participant will still remain in the Plan with respect to any Plan Shares held by the Agent and will continue to earn dividends unless the Participant notifies the Agent to terminate participation by giving the Agent a withdrawal notice prior to the next relevant dividend Record Date. See Question 27.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT?

  Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will either be mailed directly to the Participant or deposited into book entry with the Agent as in the case of share owners not participating in the Plan.

31. HOW WILL SHARES HELD BY THE AGENT BE VOTED AT MEETINGS OF SHARE OWNERS?

  If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant should receive a proxy covering shares held in the Plan from his or her bank, broker or other nominee.

  If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE PLAN?

  The Company and the Agent will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the price at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

  The Company and the Agent will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. MAY THE PLAN BE CHANGED OR DISCONTINUED?

  Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company. The Company may also substitute another administrator or agent in place of the Agent at any time; Participants will be promptly informed of any such substitution. Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

34. WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY'S COMMON STOCK?

  A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

35. WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

  All correspondence regarding the Plan should be directed to:

  BankBoston, N.A.
  c/o Boston EquiServe Limited Partnership
  P.O. Box 8040
  Boston, MA 02266-8040
  Telephone: (888) 697-7873

  Please reference Bradley Real Estate, Inc. and this Plan in all correspondence.

36. HOW IS THE PLAN INTERPRETED?

  Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland, the State in which the Company is incorporated, except that the standard of care of the Agent in the performance of its functions in administering the Plan will be governed by the laws of the Commonwealth of Massachusetts.

37. WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

  Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Agent promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Agent.

  Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Agent with respect to any shares of Common Stock or cash held by the Agent except as expressly provided herein.

38. MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

  None of the shares of Common Stock credited to a Participant's Plan account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan. See Question 27 regarding withdrawal of Plan Shares.

39. IF THE COMPANY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

  In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Agent will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by the Agent for Participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. In the event such rights are not saleable or detachable, the Plan will hold such rights for the benefit of Participants. A Participant who wishes to receive directly any such rights may do so by sending to the Agent, at least five business days before the rights offering record date, a written request that certificates for shares in his or her account be sent to him or her.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

40. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

  The following summary is based upon interpretations of current federal tax law. It is important for participants to consult their own tax advisers to determine particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Dividend Reinvestment Program

  Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, on the Investment Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. The trading value on that specific date may vary from the Market Price determined under the Plan for such shares.

  Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

  This treatment, and the examples set forth below, may vary in the case of Participants who are holders of Units of the Operating Partnership and whose Operating Partnership distributions are being reinvested.

EXAMPLE 1:

  The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 3% discount from the Market Price where the fair market value for tax purposes is the same as the Market Price and where none of the dividends constitutes a tax-free return of capital.

   Cash dividends reinvested.......................................... $100.00
   Assumed Market Price*.............................................. $ 20.00
   Less 3% discount per share......................................... $ (0.60)
                                                                       -------
   Net purchase price per share....................................... $ 19.40
   Number of shares purchased ($100.00/$19.40)........................   5.155
   Total taxable dividend resulting from transaction (5.155 x
    $20.00)**......................................................... $103.10

  --------
  * This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.
  ** Assumes trading price on Investment Date also equals $20.00.

Stock Purchase Program

  The tax consequences relating to a discount associated with an optional cash purchase are not entirely clear under current law. Nonetheless, the Internal Revenue Service (the "IRS") has indicated in recent private rulings issued to other REITs that the discount associated with an optional cash purchase will be treated as a distribution to a participant in that REIT's dividend reinvestment and optional cash purchase plan if and only if that participant also is enrolled in the dividend reinvestment program aspect of that plan at the time of the optional cash purchase. Accordingly, if the Participant is enrolled in the Dividend Reinvestment Program, then the Participant should be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. However, if the Participant is not enrolled in the Dividend Reinvestment Program, then the Participant should not be treated as having received a distribution on account of the discount associated with the optional cash purchase. Participants should be aware that the private rulings described above are not binding on the IRS with respect to the Plan and that the tax characterization of discounts on optional cash purchases remains unsettled. Notwithstanding the private rulings described above, the Company also may determine that it should report and/or the IRS may require that the Company and Participants treat the excess value of shares acquired under the Stock Purchase Program as a distribution regardless of whether such Participants are enrolled in the Dividend Reinvestment Plan. PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

  Shares acquired through the Stock Purchase Program under the Plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares.

EXAMPLE 2:

  The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 3% discount from the Market Price where the fair market value for tax purposes differs from the Market Price and where the Participant also is enrolled in the Dividend Reinvestment Plan and where none of the dividends constitutes tax-free return of capital.

   Optional cash payment..............................................  $100.00
   Assumed Market Price*..............................................  $ 20.00
   Less 3% discount per share.........................................  $ (0.60)
                                                                        -------
   Net purchase price per share.......................................  $ 19.40
   Number of shares purchased ($100.00/$19.40)........................    5.155
   Total taxable dividend resulting from transaction (5.155 x $20.50--
    $100.00)**........................................................  $ 5.678

  --------
  * This price is assumed for illustrative purposes only, and will vary with the market price of Common Stock.
  ** This example assumes a trading price on the Investment Date of $20.50.

  A Participant's holding period for shares acquired pursuant to either program under the Plan will begin on the day following the Investment Date. Dividends received by corporate share owners will not be eligible for the dividends received deduction.

  A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

41. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHARE OWNERS WHO PARTICIPATE IN THE PLAN?

  If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain share owners (including most corporations) are, however, exempt from the above withholding requirements.

  If a Participant is a foreign share owner whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

                                   DIVIDENDS

42. WHEN DOES THE COMPANY PAY ITS DIVIDENDS, AND WHAT ARE THE RELATED INVESTMENT DATES FOR REINVESTED DIVIDENDS?

  The Company has paid regular quarterly dividends since its organization in 1961. The payment of each dividend is subject to declaration by the Board of Directors. The Board's current practice is to declare regular quarterly dividends that are payable on the last business day of each March, June, September and December to share owners of record on a specified date at least a week prior to the payment date. Promptly after each declaration, the Company issues a press release and notifies the NYSE and the Agent of the amount of, and the record and payment dates for, each such dividend. The Investment Date for Common Stock acquired pursuant to the reinvestment of a dividend is the payment date for such dividend, except in the case of open market purchases, when the Investment Date is the date or dates of such purchases but no later than ten (10) business days after such dividend payment date.

  The source of the dividends from the Company is distributions from the Operating Partnership. The Operating Partnership makes distributions to holders of Units other than the Company in the same amount per Unit as the Company pays to the holders of Common Stock, with the record and payment dates for the distributions to such Unit holders being the same as the record and payments dates for the dividends on the Common Stock.

                             PLAN OF DISTRIBUTION

  Except to the extent that the Agent purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase Program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

  Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan.

  Except with respect to purchases of Common Stock made on the open market, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Agent at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

  Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company. Mr. King has been a regular participant in the dividend reinvestment program of the Company's prior plan and expects to continue to be a Participant in the Dividend Reinvestment Program of the Plan.

                                    EXPERTS

  The consolidated financial statements and schedule of Bradley Real Estate, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 contained in the Company's Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

                                   GLOSSARY

  "Agent" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. BankBoston, N.A. currently serves as Agent of the Plan.

  "Beneficial Owners" means shareowners who beneficially own shares of Company Stock that are registered in a name other than their own (for example, in the name of a bank, broker or other nominee).

  "B&N Form" means a Broker and Nominee form used to permit a Beneficial Owner's bank, broker or other nominee to participate in the Plan on the Beneficial Owner's behalf.

  "Business day" means any day other than Saturday, Sunday or legal holiday on which NYSE or another applicable securities exchange is closed or a day on which the Agent is authorized or obligated by law to close.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, $.01 par value, of the Company.

  "Company" means Bradley Real Estate, Inc., a Maryland corporation.

  "Company Stock" means the Company's Common Stock, Series A Preferred Stock and any other classes of equity securities outstanding from time to time, collectively.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Investment Date" means, with respect to Common Stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date; and with respect to Common Stock acquired pursuant to an optional cash payment, in the case of shares acquired directly from the Company, on or about the last business day of each month, or in the case of open market purchases, no later than the 10th business day of the next succeeding month.

  "Market Price" means, with respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares acquired directly from the Company, the greater of (i) the average high and low sales prices, computed to three decimal places, of the Common Stock on the NYSE or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (i.e., the ten (10) days on which NYSE or another applicable securities exchange is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported) or (ii) the average high and low sales prices, as so computed, of the Common Stock on the Investment Date. With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid (including brokerage commission), computed to three decimal places, for all of the Common Stock purchased by the Agent with all Participants' reinvested dividends and optional cash payments for the related month and/or quarter, as applicable.

  "NYSE" means the New York Stock Exchange.

  "Operating Partnership" means Bradley Operating Limited Partnership, a Delaware limited partnership.

  "Optional Cash Payment Due Date" means one business day prior to the relevant Pricing Period.

  "Participant" means a Record Owner of Company Stock or holder of a Unit of the Operating Partnership, the Beneficial Owner of Company Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-owner who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

  "Plan" means the Bradley Real Estate, Inc. Dividend Reinvestment and Stock Purchase Plan.

  "Plan Shares" means all shares of Common Stock held in a Participant's account under the Plan, including shares purchased through the Stock Purchase Program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of Company Stock enrolled in the Dividend Reinvestment Program.

  "Pricing Period" means the period encompassing the 10 days during which the Common Stock is traded on the NYSE or other securities exchange preceding the relevant dividend reinvestment or optional cash payment Investment Date.

  "Record Date" means, with respect to reinvestments of dividends, the Record Date declared by the Company's Board of Directors for such dividend.

  "Record Owner" means share owners who own shares of the Company's Stock in their own names and also includes holders of record of Units of the Operating Partnership.

  "Request for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

  "Unit" means a unit of limited partner interest in the Operating
Partnership.

  "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 3% of the Market Price (based on a variety of potential considerations as discussed in Question 17) and may vary from month to month.

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS

THRESHOLD PRICE AND     OPTIONAL CASH        PRICING PERIOD      PRICING PERIOD       INVESTMENT
 DISCOUNT SET DATE   PAYMENT DUE DATE(1)   COMMENCEMENT DATE    CONCLUSION DATE        DATE(2)
-------------------  -------------------- -------------------- ------------------ ------------------
November 6, 1998     November 12, 1998    November 13, 1998    November 27, 1998  November 30, 1998
December 6, 1998     December 15, 1998    December 16, 1998    December 30, 1998  December 31, 1998
January 6, 1999      January 13, 1999     January 14, 1999     January 28, 1999   January 29, 1999
February 3, 1999     February 10, 1999    February 11, 1999    February 25, 1999  February 26, 1999
March 9, 1999        March 16, 1999       March 17, 1999       March 30, 1999     March 31, 1999
April 8, 1999        April 15, 1999       April 16, 1999       April 29, 1999     April 30, 1999
May 6, 1999          May 13, 1999         May 14, 1999         May 27, 1999       May 28, 1999
June 8, 1999         June 15, 1999        June 16, 1999        June 29, 1999      June 30, 1999
July 8, 1999         July 15, 1999        July 16, 1999        July 29, 1999      July 30, 1999
August 9, 1999       August 16, 1999      August 17, 1999      August 30, 1999    August 31, 1999
September 8, 1999    September 15, 1999   September 16, 1999   September 29, 1999 September 30, 1999
October 7, 1999      October 14, 1999     October 15, 1999     October 28, 1999   October 29, 1999
November 5, 1999     November 12, 1999    November 15, 1999    November 29, 1999  November 30, 1999
December 8, 1999     December 15, 1999(3) December 16, 1999(3) December 30, 1999  December 31, 1999
January 6, 2000      January 13, 2000     January 14, 2000     January 28, 2000   January 31, 2000
February 4, 2000     February 11, 2000    February 14, 2000    February 28, 2000  February 29, 2000
March 9, 2000        March 16, 2000       March 17, 2000       March 30, 2000     March 31, 2000
April 5, 2000        April 12, 2000       April 13, 2000       April 27, 2000     April 28, 2000
May 8, 2000          May 15, 2000         May 16, 2000         May 30, 2000       May 31, 2000
June 8, 2000         June 15, 2000        June 16, 2000        June 29, 2000      June 30, 2000
July 7, 2000         July 14, 2000        July 17, 2000        July 28, 2000      July 31, 2000
August 9, 2000       August 16, 2000      August 17, 2000      August 30, 2000    August 31, 2000
September 7, 2000    September 14, 2000   September 15, 2000   September 28, 2000 September 29, 2000
October 9, 2000      October 16, 2000     October 17, 2000     October 30, 2000   October 31, 2000
November 7, 2000     November 14, 2000    November 15, 2000    November 29, 2000  November 30, 2000
 December 6, 2000    December 13, 2000    December 14, 2000    December 28, 2000  December 29, 2000

--------
(1)See Question 18.
(2)See question 11; dates shown relate to purchases of stock from the Company.
(3)May vary due to Christmas falling on a weekend day.

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--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Summary of Plan............................................................   4
The Plan...................................................................   5
Purpose....................................................................   5
Options Available to Participants..........................................   6
Advantages and Disadvantages...............................................   7
Administration.............................................................   8
Participation..............................................................   8
Purchases and Prices of Shares.............................................  12
Reports to Participants....................................................  17
Dividends on Fractions.....................................................  17
Certificates for Shares....................................................  17
Withdrawals and Termination................................................  18
Other Information..........................................................  19
Certain Federal Income Tax Considerations..................................  21
Dividends..................................................................  23
Plan of Distribution.......................................................  23
Legal Matters..............................................................  24
Experts....................................................................  24
Glossary...................................................................  24

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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                           BRADLEY REAL ESTATE, INC.


                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN


                                 -------------
                                   PROSPECTUS
                                 -------------


                               September 30, 1998

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--------------------------------------------------------------------------------
                                                                   1355-PROSP-98